Exhibit 10.76

MASTER SERVICES AGREEMENT

This Master Services Agreement **(this "MSA")** is hereby entered into by **Athena Bitcoin Global,** a corporation organized and existing under the laws of Nevada, USA, **Athena Bitcoin Inc.,** a corporation organized and existing under the laws of Delaware, USA, and **Athena Holdings El Salvador, Sociedad Anónima de Capital Variable,** a Salvadorean corporation (Athena Bitcoin Global, Athena Bitcoin Inc., and Athena Holdings El Salvador, Sociedad Anónima de Capital Variable collectively referred to as the "Company"), and **Chivo, Sociedad Anonima de Capital Variable ("Republic"),** and solely for the effects of Section 11.9, **Francisco Ernesto Costa López ("Contract Administrator")** and is effective as of December 1, 2024 **("MSA Effective Date").** In this MSA, Company and Republic are each referred to as a **"Party"** or collectively as the **"Parties".** Capitalized terms that are not defined in the body or exhibits of this MSA have the meanings set forth in Exhibit A (Definitions).

1. MSA

1.1. Service Level Agreements. The Republic and/or any of its Entities may procure services from Company and/or any of its Affiliates by executing a service level agreement, in addition to this MSA, in the form attached hereto as Exhibit C (an "SLA"), which will describe specific services that the Company Entities will provide to the Republic Entities (the "Services") and will set forth terms applicable to such Services. The SLA shall form an independent agreement binding on each of the Republic Entities and Company Entities that execute it. By executing an SLA, the applicable Republic Entities and Company Entities agree to the terms of the SLA and the terms in this MSA.

1.2. Application of MSA to SLA. When interpreting the terms of this MSA with respect to the SLA, (i) references to "Company", "Republic", and "Party" will be construed as references to the Company Entities and the Republic Entities that signed the SLA, except where the context indicates otherwise, (ii) references to "Services" will be construed as references to the Services described in the SLA, and (iii) references to an "SLA" will refer to the terms of both the SLA and the terms of this MSA as applicable to the SLA. If there is a conflict between the terms of the SLA and this MSA, the SLA will control.

1.3. Responsibility for Entities. Company will be jointly and severally liable for all the acts and omissions of each Party that is part of the Company.

2. SERVICES

With respect to the Services set forth in the SLA, Company will provide the Services and perform as follows:

2.1. Provision of Services. Company will provide the Services in accordance with (i) the terms of the SLA and (ii) Applicable Law. The Services will include all ancillary services required for Company to provide the Services to Republic, including all those that are inherent, necessary, or customary to provide the Services. Company will only use personnel who are suitably skilled, experienced, and qualified to provide the Services.

2.2. Development and Integration. Company will provide (i) continuous maintenance and necessary repairs for the Republic's automated teller machines that accept and distribute Bitcoin cryptocurrency (any such machine, the "Republic ATM") , and (ii) maintenance, support, and software updates and corrections in relation to the Republic ATMs, in accordance with the SLA and the other requirements that Republic may provide to Company from time to time. Company will provide Republic with the Technology required for Republic to use or make available the Services for the Republic ATMs as contemplated in the SLA. Company will provide a dedicated integration and development team and all development resources necessary to fully integrate and develop the Services.

2.3. Performance Standards. Company will use its best efforts to perform the Services. All Services will be performed by Company in a workmanlike manner and, in any event, no less than with that degree of skill and care that Company uses when performing the same or similar services to its other customers *(e.g.,* at least the same degree of accuracy, quality, completeness, timeliness, and responsiveness).

2.4. Reporting and Monthly Deposits. Company will provide Republic with accurate and complete reports, in a form and format specified by Republic, at the end of each calendar month. The reports shall clearly state the number of Republic ATM transactions per month, the amount of Bitcoin sold in the transactions, the price for such sales, the resulting value of those sales in United States dollars (such value, the "Monthly Amount"), and any other items as Republic may reasonably request. Company shall also provide any other reports stated in the SLA or that may be reasonably requested by Republic, Company shall promptly, but in no event later than ten (10) days after the end of each month, deposit the Monthly Amount in United States dollars to an account established by the Republic.

2.5. Relationship Management.

2.5.1. As part of the Services, Company will make available personnel (the "Republic RM Team") who will provide Republic with support services and other administrative, operational, technical, and partner support, as reasonably requested by Republic. The Republic RM Team will be dedicated to Republic and adequate in number. The Republic RM Team will be available for regular, periodic meetings as reasonably determined by Republic to discuss the Services generally. The Republic RM Team will meet with Republic at least one (1) time every quarter, during which meeting the Republic RM Team will provide Republic with, among other things, a summary of results, improvement opportunities, case resolutions, instances of fraud, and corrective actions taken.

2.5.2. Republic may request weekly reconciliation and reporting reviews and business and operations reviews to discuss any specific issues that arise in connection with the Services. The regular, periodic meetings may be held in person, by videoconference, or other format reasonably agreed by the Parties. Company may replace any member of the Republic RM Team by providing Republic with written notice (including via email) of such replacement. From time to time, Republic may raise concerns or issues regarding the Services to Company, and Company will make available its executives who have the decision- making power to address the concerns or issues raised.

2.6. Service Providers. Company will obtain Republic's prior written consent, or a waiver of such consent in writing, before using a Service Provider in connection with the SLA. Company will use its best commercially reasonable efforts to obtain a written agreement with each Service Provider that enables Company to comply with its obligations under the SLA, and such written agreement must not contradict or be inconsistent with the terms of the MSA and SLA. Except as set forth in this Section 2 . 6 , Company will not use a Service Provider . The acts and omissions of a Service Provider will be treated as the acts and omissions of Company , and Company will be responsible and liable for the acts and omissions of its Service Providers . 7. User Communications . Company will not, and will cause its Affiliates to not, communicate or otherwise contact any User in connection with the Services without Republic's prior written consent (including via email) . 8. Continued Performance. Company acknowledges that the timely and complete performance of its obligations under this MSA and the SLA is critical to the business and operations of Republic and that time is of the essence , and Company will provide the Services and perform its obligations accordingly. Except if prohibited by Applicable Law, during any dispute resolution proceedings involving the SLA, whether informal or formal, Company will continue to provide the Services in accordance with the SLA (and waives any right to suspend, delay, or otherwise diminish perfonnance ), and Republic may continue to exercise its rights in accordance with the SLA. Any limitation on the amount or nature of damages in the SLA will be ineffective to limit the Company's liability for injury caused to Republic by reason of breach of the foregoing prohibitions. Company hereby waives the defense of the adequacy of monetary damages in the context of an action by Republic for equitable enforcement of this Section 2.8.Company Policies and Procedures. If the SLA requires Company to perform the Services in accordance with Company's policies or procedures , Company will ensure that such policies or procedures do not conflict with its obligations under the SLA. If there is a conflict between any Company policy or procedure, and the SLA , the SLA will control. 9. Business Expansion . If Company develops or provides a new service , not currently covered by this MSA or its SLA, the Parties agree to and will negotiate in good faith to determine the terms under which such service will be included within the scope of this MSA . The inclusion of any future service shall be subject to mutual agreement on all necessary terms, including pricing, service levels, and any additional or modified obligations each party may assume . 3. INTELLECTUAL PROPERTY. 1. Assignment of Intellectual Property . Company hereby assigns to Republic , Company's entire right, title, and interest in and to any Intellectual Property Rights, hereafter made or conceived solely or jointly by Company or its Affiliates while working for or on behalf ofRepublic pursuant to the terms of the MSAor the SLA , which relate to the "Foreground IP" . Company shall disclose all Foreground IP promptly to Republic . Company shall, upon r e quest of Republic, promptly execute a specific assignment of title to Republic or its Entities and take all other actions reasonably necessary to enable Republic to secure for itself all Foreground IP in El Salvador, the United States or any other counh - y . It shall be conclusively presumed that any patent applications relating to the Republic ATM , which Company may file within one year after termination of this MSA, shall belong to Repub l ic , and Company hereby irrevocably a ss igns the same to Republic or its designated Entity , as having been conceived or reduced to practice during the term of this MSA . 2. Works of Authorship . AH Foreground IP that are writings or works of authorship, including , without limitation , program codes or documentation, produced or authored by Company or its Affiliates in the course of performing services for Republic , together with any associated copyrights, are works made for hire and the exclusive property of Republic . To the extent that an y writings or works of authorship may not, by operation of law , be works made for hire , Company hereby irrevocably assigns Republic all ownership of and all rights of copyright in, 12 - -

such items, and Republic shall have the right to obtain and hold in its own name, rights of copyright, copyright registrations, and similar protections which may be available in such works. Company shall give Republic or its designees all assistance reasonably required to perfect such rights.

3.3. License to Services and Company Technology. With respect to the SLA, Company hereby grants to Republic and its Entities a non-exclusive, non-sublicensable (except to Representatives of a Republic Entity), royalty-free, fully paid-up, irrevocable, perpetual, worldwide right and license to (i) access and use the Services and make them available for the Republic ATMs; and (ii) use, evaluate, test, install, integrate, modify, reproduce, and distribute the Company Technology in connection with using the Services and integrating the Services for the Republic ATMs.

3.4. License to Republic Technology. With respect to the SLA, Republic hereby grants to Company a non-exclusive, non-sublicensable (except to Service Providers approved pursuant to Section 2.6), non-transferable, royalty-free, fully paid-up, worldwide right and license, during the SLA Term, to use, evaluate, test, install, integrate, modify, and reproduce (i) the Republic Technology provided to Company in connection with the SLA and (ii) the Foreground IP, in each case, solely as required for Company to perform its obligations under the SLA.

3.5. License to Technology in Foreground IP. Republic hereby grants to Company a non- exclusive, non-transferable, royalty-free, fully paid-up, perpetual, worldwide right and license, to use, evaluate, test, install, integrate, modify, and reproduce all Technology in the Foreground IP (excluding the use of the compiled binaries of the Bitcoin Chivo Wallet) for any purpose, including for use in products or services provided by Company to third parties. For the avoidance of doubt, Republic shall retain all rights, title and interest in the Republic ATMs, including all Intellectual Property Rights therein or thereto.

3.6. Non-Exclusivity; No Commitments. The Parties and their Affiliates acknowledge and agree that the terms of this MSA and the SLA, the Services, and the relationship between the Parties and their respective Affiliates, do not impose any obligations of exclusivity on either Party or its Affiliates. Republic and its Affiliates are under no obligation to (i) enter into the SLA, (ii) guarantee a minimum number of Users who will use the Services, or (iii) provide a minimum volume of transactions processed through the Services or a minimum amount of fees, amounts paid, or revenues in connection with the Services.

3.7. Republic Entities and Third Parties. Any Republic Entity may perform any of Republic's obligations, grant any approvals required by Republic, and exercise all rights and all licenses granted to Republic under the SLA. Republic may designate a Representative to receive, on its behalf, any information, communications, reports, or other materials to be provided by Company to Republic pursuant to the SLA. Republic may engage its Representatives to perform its obligations under the SLA. The acts and omissions of a Representative in performing Republic's obligations under the SLA will be treated as the acts and omissions of Republic under the SLA.

3.8. Further Assurances. If for any reason, Republic is unable to secure Company's signature on any document needed to apply for, perfect, or otherwise acquire title to the Intellectual Property Rights granted to it under this Section 3, or to enforce such rights, Company hereby designates Republic as Company's attorney-in-fact and agent, solely and exclusively to act for and on Company's behalf to execute and file such documents with the same legal force and effect as if executed by Company and for no other purpose.

4. DATA; DATA SECURITY.

4.1. Data Use, Disclosure and Retention. Notwithstanding anything to the contrary in Section 1, Company will only use data related to Republic and any intellectual property of Republic solely as required to provide the Services to Republic as required under this MSA, the SLA, or, as applicable, to comply with any Governmental Authority. Company shall secure and protect such data from misuse and unauthorized access and implement and maintain security (including, operation, technical, and physical controls), data management, human resource management, asset protection and incident response standards, processes, and protocols of an appropriate level and strength to reasonably protect such data. Company shall use all reasonable efforts to ensure that Republic's data will not be subject to any loss, theft, unauthorized use or access, damage, or other loss of value.

4.2. Management of Data and Data Security. Company will secure and protect the Services from misuse and unauthorized access and implement security, data management, and incident response protocols in accordance with industry best practices and comply with the terms of Exhibit B (Data Security Program).

4.3. Business Continuity and Disaster Recovery. Company will maintain a business continuity and disaster recovery plan that complies with industry best practices and that enables Company to perform its obligations under the SLA in accordance with the terms thereof without any interruption (the "BCDR Plan"). Company will maintain multiple data centers in different geographic locations and will ensure that all core components of the Company Technology, and all data repositories used to provide the Services, are located in multiple and redundant data centers. Upon Republic's request, Company will provide Republic with a copy of the BCDR Plan. Company will test the BCDR Plan no less than once annually and will provide Republic with a copy of the test results no later than thirty (30) days following the completion of such test, including a detailed description of any material deficiencies, and Company's plan and schedule for curing such deficiencies. If there is a business interruption or disaster, Company will activate and comply with its BCDR Plan.

5. FEES AND INVOICES.

5.1. Service Fees. Athena Holdings El Salvador Sociedad Anónima de Capital Variable, shall invoice Republic on a monthly basis in the total amount of the fees incurred by Company in connection with providing the Services to Republic (the "Service Fees"). Republic shall submit payment with respect to any invoice via wire transfer to the Company account listed on such invoice within thirty (30) days of receipt of such invoice. Except for the Service Fees, Company will not charge, directly or indirectly, any fees or other charges, or seek reimbursements, for the Services to Republic, its Entities or Users. Other payment methods may be established by mutual agreement between the parties; any new form of payment must have its respective process in place.

5.2. Service Fee Disputes. Service Fee Disputes. If either party disputes any amounts in connection with the Services (e.g., amounts owed, paid, or transferred to either party or charged, reimbursed, collected, invoiced, withheld, or transferred by either party), the disputing party must provide written notice (including via email) of such dispute to the other party (a "Notice of Dispute"). Each Notice of Dispute will include sufficient detail for the receiving party to investigate the dispute in good faith. Once the receiving party has received sufficient detail about the dispute, it will use commercially reasonable efforts to resolve the issue and communicate its position in writing within ten (10) days of receiving the Notice of Dispute. If the parties are unable to resolve the dispute within thirty (30) days of the receiving party's receipt of the Notice of Dispute, the dispute will be promptly escalated to senior personnel of each party for resolution at the request of either party . If a party does not provide a Notice of Dispute with respect to any amounts in connection with the Serv ic es, it does not waive its right to dispute such amounts at a later date, even ifit has paid the amount charged or accepted the amount reimbursed . 3. Truces . The fees set forth in this MSA and the SLA do not include any sales, value - added tax (VAT), use taxes, duties , and other charges of any kind imposed by any federal, state, local , or international governmental authority ("Truces") on amounts payable by the Republic under this MSA and the SLA . The Republic agrees to bear and pay all such Taxes (excluding tax assessed on Company's net income) including VAT, directly to the relevant taxing authorities or reimburse the Company if such Taxes are paid on the Republic 's behalf .. The Republic will provide to Company any withhold tax certificate derived from the services rendered within sixty (60) days of receipt of monthly invoice . 4. Books and Records ; Audit . Company will keep and maintain consistently applied, complete and accurate books, records and other documentation, that are, in each case, audited by a reputable and duly licensed audit firm, in connection with the Services, including for all financial transactions, and will retain such books, records and other documentation for a period of no less than ten ( l 0 ) years following the expiration or termination of the SLA or for such longer period as may be required under Applicable Law (the "Audit Period") . During the Audit Period , upon providing reasonably advanced written notice (including via email) to Company, Republic may audit, or may direct a third - party auditing firm to audit such books and records during normal business hours . Company will cooperate with Republic or such auditing firm in conducting any such audit . 6. TERM AND TERMINATION RIGHTS. 1. Term . This MSA commences on this MSA Effective Date and, unless otherwise terminated pursuant to the terms of this MSA, continues through November 30 , 2027 the "MSA Term") . 2. Service Level Agreement Term . The SLA commences on the effective date set forth in the SLA and, unless the SLA is terminated, continues for the period of time set forth in the SLA, or if no period of time is set forth, for the period of time coterminous with this MSA (such period of time and any applicable Phase - Out Period, the "SLA Term") . If the SLA Tenn continues beyond the expiration of the MSA Term, the MSA Term of this MSA will be extended until such time that the SLA expires or is terminated, solely with respect to the Services provided under that SLA . The termination of a specific SLA will not tenninate this MSAor any other SLA . Notwithstanding the foregoing, upon termination of this MSA by Republic, the SLA will terminate . 3. Termination for Cause . Either Party to this MSA or the SLA may terminate this MSA or the SLA (as the case may be) by providing written notice to the other Party , if the other Party commits a material breach of this MSA or the SLA (as the case may be) that (i) is not capable of cure, or (ii) is capable of cure but that the other Party fails to cure within thirty (30) days after receipt of written notice from the other Party of such breach . 4. Termination for Financial Insolvency . Republic or any Republic Entity that is a party to the SLA, at its sole discretion, may terminate this MSA or the SLA (as the case may be) by providing Company with written notice , if Company (i) becomes insolvent, undergoes a dissolution, or ceases its business operations, or any petition is filed or other steps are taken for its bankruptcy, liquidation, receivership, administration , examinership, dissolution, or other similar action, or (ii) commences negotiations or enters into an agreement with all or any class of its creditors in cp relation to any assignment for the benefit of such creditors, the rescheduling of any of its debts, and/or any compromise or other arrangement with any of its creditors. 5. Termination Due to a New Regulatory Requirement . If a Governmental Authority enacts or issues an Applicable Law that conflicts with any term of the SLA (a "Regulatory Requirement"), the Parties will discuss an amendment to the SLA to modify the SLAas required to comply with such Regulatory Requirement . While the Parties are discussing such amendment, if, due to the Regulatory Requirement, Company is unable to perform an obligation under the SLA, then prior to not perfonning such obligation, Company will inform Republic of the obligation it is unable to perform and will use commercially reasonable efforts to continue to try to perform such obligation in a manner that does not diminish or degrade the functionality of the Services or the User experience (if applicable) . If the Parties cannot agree upon the amendment, then upon written notice to Company, Republic may, at its sole discretion, terminate the portion of the SLA affected by the Regulatory Requirement (if practicable) or terminate the SLA in its entirety . Notwithstanding the above, the amendment provision of this Section 6 . 5 shall not be triggered by any actions of Republic or its Entities . 6. Additional Termination . Republic may terminate this MSA or the SLA at any time and for any reason by providing the Company with at least thirty (30) days' prior written notice . 7. Not Exclusive Remedy . Termination of this MSA or the SLA is not an exclusive remedy, and the exercise by any Party of any remedy under this MSA or the SLA will be without prejudice to any other remedy it may have under this MSA, the SLA, Applicable Law, or otherwise . 8. Phase - Out Period/Transition Support . If the SLAexpires or is terminated for any reason, Republic may elect to have the Services continue for a period of six (6) months, or such other agreed upon period, starting from the date of tennination of the SLA (the "Phase - Out Period") ; During the Phase - Out Period , Republic may continue to exercise its rights under the SLA, and Company will : (i) continue to operate and provide the Company Technology and Services , and continue to perform its other obligations under the SLA, (ii) cooperate, in a manner that minimizes disruption to Republic and Users, with any transition of the Services to an alternative service provider selected by Republic in its sole discretion, (iii) permit Republic to havefull access to all personnel necessary to transition Services to such alternative service provider, and (iv) perform any other actions that are necessary and proper to ensure the transition of the provision of the Services to such alternative service provider . 9. Migration of Data . Upon the expiration or tennination of the SLA, or otherwise upon Republic's request, Company will provide Republic all Data that is necessary for an alternative service provider, selected by Republic in its sole discretion, to provide the Services ( or substantially similar services) . All such Data will be provided in a form and format selected by Republic and shall be Republic Data . 6 . l 0 . Return/Destruction of Confidential Information . Upon the expiration or termination of this MSA or the SLA (as the case may be) (and any Phase - Out Period), Company wil l cause its Affiliates and its and their Representatives to, return or destroy all copies of Republic's and its Entities' respective Confidential Information possessed by or within the control of Company or its Affiliates or their Representatives in connection with this MSA or the SLA (as the case may be) . Notwithstanding the foregoing, Company may retain Republic's Confidential Information if it is required to be retained (i) to comply with Applicable Law, or (ii) to comply with its obligations under this MSA or the SLA due to an obligation that survives the expiration or termination of this MSA and the SLA . All such retained Confidential Information will (a) only be retained for so long as required and (b) still be subject to the use, disclosure, data security, and other restrictions and obligations in this MSA and the SLA (as applicable). 6 . 11 . Survival . The following Sections and Exhibits will survive any expiration or termination of this MSA or the SLA : Section 1 (MSA), Section 2 . 6 (Service Providers), Section 2 . 7 Communications), Section 3 . 6 (Non - Exclusivity ; No Commitments), Section 4 . 2 (Management of Data and Data Security) , including Exhibit B (Data Security Program), Section 5 . 4 (Books and Records ; Audit), Section 6 . 7 (Not Exclusive Remedy), Section 6 . 8 (Phase - Out Period), Section 6 . 9 (Migration of Data), Section 6 . 10 (Return/Destruction oflnfonnation and Data) , Section 6 . 11 (Survival), Section 6 . 12 (Effect ofTennination), Section 8 (D is claimers ; Limitation of Liability), Section 9 {Indemnification and Performance Bond), Section 10 (Confidentiality), Section 1 1 (General), Exhibit A (Definitions) , in addition to any Sections and Exhibits that are otherwise designated as surviving . 6 . 12 . Effect of Termination . Tennination or expiration of the SLA will not affect a Party's respective rights, obligations, and remedies under the SLA with r espect to transactions submitted by a User or Republic before the date of termination or expiration (including any chargebacks or reversals related thereto), or with respect to a Party's right to collect for fees of any transaction or service provided . 7. REPRESENTATIONS, WARRANTIES AND COVENANTS. 1. Mutual . Each Party to this MSA and the SLA represents and warrants that : (i) it has and will retain, the full right , power, and authority to enter into this MSAor the SLA ; (ii) ithas been duly authorized to do so by all required governmental, corporate or similar action ; (iii ) when executed and delivered by such Party, this MSA or the SLA will be legally binding upon and enforceable against such Party, and this MSAor the SLA will not conflict with any agreement , instrument, or understanding , oral or written, to which such Party is a party or by which it may be bound ; and (iv) as of the date such Party executed this MSA or the SLA, there are no proceedings pending or , to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under th i s MSA or the SLA . 2. Company. Company represents, warrants, and covenants that: 1. Company Organization . Company is duly organized, validly existing, and in good standing as a corporation or other en 6 ty as represented in this MSA or the SLA under the laws and regulations of its jurisdiction of incorporation,organization, or chartering . 2. Company Property . 1. The Company Technology, Company Data , and the Services , and the use of them as contemplated under each applicable SLA, do not and will not infringe , violate, or misappropriate the Intellectual Property Rights of any Entity anywhere in the world . 2. The Company Technology i s and will b e sufficient to enable the Services, including to operate them for the Republic ATMs and enable the use of the Services by Users or Republic, as contemplated under the SLA . 3. Open Source Software . No portion of the Company Technology is or will be subject to any open source or other lic e n se that when used with the Republic ATMs or Republic's Technology as contemplated by each applicable SLA, will require any software associated with the Republic ATMs or Republic's Technology to be disclosed or distributed in source code form, licensed for the making of derivative works, or freely redistributable.

7.2.4. No Harmful Material or Disruption. The Company Technology and the Services do not and will not contain or cause any viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code to be installed on or introduced into the software for the Republic ATMs or Republic's Technology. Company and its Service Providers will not engage in any act or fail to take any act that could or does result in the disablement, interference, or impairment, in whole or in part, any part of the Republic ATMs or Republic's Technology.

7.2.5. Applicable Rights and Licenses. Company has, and each of the Service Providers has, obtained and possesses, and will maintain at all times, all authorizations, permissions, consents, rights, licenses, agreements, permits, approvals, registrations, orders, declarations, filings, and the like, that are required under Applicable Law or by a Governmental Authority, and/or that are necessary (i) to provide the Services and perform its obligations, and (ii) for the Services to be made available and used as contemplated under each applicable SLA.

In the case of the United States of America, if the Republic wishes to install ATMs in a State where Athena does not hold the necessary licenses, the process to be followed shall be mutually agreed upon by the parties.

7.2.6. Compliance with Applicable Law. Company's and each Service Providers' performance of its obligations under this MSA and the SLA, and the Services, are and will at all times be in compliance with Applicable Law. Company will promptly notify Republic of any actual or expected changes in Applicable Law that would reasonably be expected to affect the Services or the use of the Services as contemplated.

7.2.7. Protection of Reputation. Company and each Service Provider will take no action that is intended to, or would reasonably be expected to, harm Republic or its reputation or which reasonably would be expected to lead to unwanted or unfavorable publicity to Republic.

7.2.8. Access to Bitcoin and Private Keys. If the Services include private key management, custodial services or relate in any manner to access control restrictions of the Bitcoin Chivo Wallet or to a User's bitcoin, then Company and each Service Provider will provide, at all times, Republic with access to the bitcoin in the Bitcoin Chivo Wallet.

7.3. Anti-Corruption. Company, on behalf of itself, its Affiliates, its Service Providers, and each of their Representatives, represents, warrants and covenants that they have not engaged in and covenants that they will refrain from offering, promising, paying, giving, authorizing the paying or giving of, soliciting, or accepting money or Anything of Value, directly or indirectly, to or from (i) any Government Official to (a) influence any act or decision of a Government Official in his or her official capacity, (b) induce a Government Official to use his or her influence with a government or instrumentality thereof, or (c) otherwise secure any improper advantage; or (ii) any Entity in any manner that would constitute bribery or an illegal kickback, or would otherwise violate applicable anti-corruption laws. Company will immediately report to Republic any breach of this Section 7.3. As used in this Section 7.3, "Anything of Value" includes cash or a cash equivalent (including "grease," "expediting" or facilitation payments), discounts, rebates, gifts, meals, entertainment, hospitality, use of materials, facilities or equipment, transportation, lodging, or promise of future employment. As used in this Section 7.3, "Government Official" refers to any official or employee of any multinational, national, regional, or local government in any country, including any official or employee of any government department, agency, commission, or division; any official or employee of any government-owned or government-controlled enterprise; any official or employee of any public educational, scientific, or research institution; any political party or official or employee of a political party; any candidate for public office; any official or employee of a public international organization; and any Entity acting on behalf of or any relatives, family, or household members of any of those listed above.

7.4. Anti-Money Laundering. Company, on behalf of itself, its Affiliates, its Service Providers, and each of their Representatives, represents, warrants and covenants that they will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with Applicable Law and generally accepted industry standards set forth by the Financial Action Task Force ("FATF"), to (i) obtain, verify, and retain information with regard to User identification and source of funds, (ii) maintain records of all User transactions, (iii) file reports with applicable Governmental Authorities, and (iv) block account access and terminate transactions that are, or are reasonably suspected to be, in contravention of Applicable Law and generally accepted industry standards set forth by the FATF. Company will immediately report to Republic any breach of this Section 7.4.

8. DISCLAIMERS.

8.1. Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS MSA OR THE SLA, NEITHER PARTY TO THIS MSA OR THE SLA MAKES ANY REPRESENTATIONS OR WARRANTIES, AND ALL OF THE PARTIES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES OF NON-INFRINGEMENT AND THOSE ARISING FROM THE COURSE OF DEALING OR PERFORMANCE, USAGE OR TRADE PRACTICES.

8.2. Damages Disclaimer. EXCEPT WITH RESPECT TO (I) A BREACH OF SECTION 2.8 (CONTINUED PERFORMANCE), (II) ANY OBLIGATIONS UNDER SECTION 9 (INDEMNIFICATION AND PERFORMANCE BOND), (III) A BREACH OF ANY OBLIGATIONS OR RESTRICTIONS REGARDING DATA USE OR SECURITY OR REGARDING CONFIDENTIAL INFORMATION, INCLUDING SECTION 4 (DATA; DATA SECURITY) AND SECTION 10 (CONFIDENTIALITY), (IV) A BREACH OF SECTION 7.2.8 (ACCESS TO BITCOIN AND PRIVATE KEYS), (V) A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR FRAUDULENT MISREPRESENTATION, OR (VI) DEATH OR BODILY INJURY CAUSED BY A PARTY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY TO THIS MSA OR THE SLA WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS (DIRECT OR INDIRECT), OF ANY KIND IN CONNECTION WITH THE TERMS OR THE BREACH OF THE TERMS OR SUBJECT MATTER OF THIS MSA OR THE SLA, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

9. INDEMNIFICATION . 1. lndemnification . Each party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other party (the "Indemnified Party") and its respective entities, employees, officers, directors, and other representatives ( collectively, the "Indemnified Parties") from and against anyand all losses, costs, expenses (including reasonable legal fees and expenses such as for attorneys, experts, and consultants, and reasonable out - of - pocket costs, and interest), penalties, fines, judgments, settlements, damages (of all types including special damages), or liabilities ( collectively, "Losses"), suffered or incurred by any of them in connection with any claim, cause of action, or other legal assertion, brought or threatened to be brought by a third party, or any investigation, examination, or proceeding of a Governmental Authority, or any request by a third party for reimbursement or compensation ( each a "Claim"), where such Claim arises out of or alleges any of the following : (i) any acts or omissions of the Indemnifying Party or a Service Provider that constitute a breach of Section 7 (Representations and Warranties) or any other representations or warranties made under this MSA or the SLA ; (ii) the Indemnifying Party's or a Service Provider's failure to pay any withholding Taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received pursuant to this MSA or the SLA ; (iii) the lndemtrifying Party's or a Service Provider's fraud, fraudulent misrepresentation, gross negligence, or willful misconduct; (iv) any acts or omissions of the Indemnifying Party or its Service Providers that cause any loss, theft, impairment, unauthorized use or access of, damage to, or other loss of any bitcoin in a Bitcoin Chivo Wallet ; (v) any acts or omissions of the Indemnifying Party or its Service Providers that cause any loss, theft, impainnent, unauthorized use or access of, damage to, or other loss due to the malfunctioning or lack of service of any Republic ATM ; or (vi) a Data Breach (collectively (i) - (vi), "Claims"), in addition to any other claims defined as "Claims" in the SLA. The Indemnified Party will give prompt notice of any Claims to the indemnifying Party . An Indemnified Party may participate in the defense of any Claims with counsel of its own choosing, at its own cost and expense . The Indemnifying Party will not settle any Claims without the Indemnified Party's prior written consent, which will not be unreasonably withheld . The remedies in this Section are not exclusive and do not limit the remedies provided elsewhere in this MSA, the SLA, or under Applicable Law . 10. CONFIDENTIALITY. 1. Definition and Exclusions. 10.1.l. Definition of Cl. A Party ( each a "Disclosing Party") may disclose infonnation , directly or indirectly, to the other Party (each a "Receiving Party"), and such information will be q? - -- " deemed to be "Confidential Information" if when it is disclosed, regardless of the form or medium

(whether in writing, verbally, electronically, or otherwise), (i) it is designated as confidential by the Disclosing Party, or (ii) it should reasonably be understood by the Receiving Party , given the nature of the information or the circumstances surrounding its disclosure, to be confidential . Confidential Information includes information such as product designs, product plans, software, Technology, financial information, marketing plans , business opportunities, pricing information, information regarding customers or users, inventions, and know - how . The terms of this MSA and the SLA will be treated as Confidential Information . Notwithstanding the foregoing, all Republic Technology, Republic Data and information comprising or concerning the Republic ATMs or Republic's or its Entities' use of the Services, including Usage Information , will be deemed to be Republic's Confidential Information . Notwithstanding anything to the contrary, Personal Data will not be deemed to be Confidential Information under this MSA or the SLA and the use, disclosure, and retention thereof will be governed by other provisions under this MSA and the SLA . 10 . 1 . 2 . Exclusion for Government Business . In the case of Republic as the Receiving Party, the obligations under this MSA and the SLA with respect to Confidential Information, including the restrictions on use and disclosure in Section 10 . 2 , do not apply to information that is desirable to use or disclose to third parties in conjunction with the performance of official government business . 2. Use and Disclosure of CL A Receiving Party will only use the Confidential Information of a Disclosing Party as required to perform its obligations and exercise its rights under this MSA or the SLA, provided that, subject to the requirements of Section 10 . 3 , a Receiving Party may disclose the existence of this MSA or the SLA and their respective key terms pursuant to a securities filing to a Governmental Authority . A Receiving Party will hold the Confidential Information it receives in strict confidence and take appropriate precautions to protect such Confidential Information (such precautions to include, at a minimum, all precautions such Receiving Party employs with respect to its own Confidential Information) . A Receiving Party will not disclose the other Party's Confidential Information to anyone other than to its Affiliates and its and their Representatives, subject to the following conditions : any individual (including any third parties that provides services in relation to this MSA and the SLA) who receives Confidential Information in accordance with the foregoing must (1) have a "need to know" such Confidential Information for the purposes of the Receiving Party exercising its rights or perfonning its obligations under this MSA or the SLA, and (2) be subject to confidentiality obligations that offer at least the same degree of protection as the confidentiality obligations set out in this MSA or the SLA (as the case may be) . A Receiving Party making such disclosures will be liable for each such individual's retention, use , and disclosure of the Disclosing Party's Confidential Information . Company will treat all Confidential Information disclosed by Republic, its Entities, and their respective Representatives who are disclosing Confidential Information on their behalf in connection with the Services, as Republic ' s Confidential Information . Notwithstanding anything to the contrary in this MSA or the SLA, Company may request from Republic consent to use or disclose Confidential Information of Republic or its Entities to a third party and Republic may, in its sole discretion, consent or not to such request . 3. Disclosures to Governmental Authorities . If a Governmental Authority requires a Receiving Party to disclose the Confidential Information of a Disclosing Party, the Receiving Party will (i) immediately notify the Disclosing Party after learning of the existence or likely existence of such requirement (unless prohibited by Applicable Law) ; (ii) limit the scope of such disclosure to only the Confidential Information necessary tocomply with the requirement ; (iii) make best efforts to obtain confidential treatment of or protection by order of any Confidential Information ; and (iv) permit, subject to Applicable Law, the Disclosing Party to seek a protective order or to otherwise challenge or limit the disclosure of the Confidential Information prior to the disclosure thereof .

4. Feedback . A Party or any one of its Affiliates may, but is not required to, provide the other Party or its Affiliates, suggestions, comments, ideas, or know - how, in any form, that are related to the other Party's or its Affiliates' respective products, services, or Technology ("Feedback'') . Any such Feedback will be considered ConfidentiaJ Information . Neither Party nor any of their respective Affiliates will have any obligation to provide compensation for any use of Residuals or Feedback . Nothing in this Section 10 . 4 , will be deemed to license any patents or transfer any Intellectual Property Rights from a Party or its Affiliates to the other Party or its Affiliates . Notwithstanding anything to the contrary, this Section 10 . 4 does not govern the use and disclosure of Personal Data . 5. Residuals . Notwithstanding anything to the contrary in this MSA regarding Confidential Information, neither Party nor its Affiliates (including its employees, subcontractors, consultants, Service Providers, and agents) shall be prohibited or enjoined from utilizing general knowledge, skms and experience, concepts, know - how and techniques retained in the unaided memory of an individual and acquired as a result of such individual's authorized access to the other Party's Confidential Information during the course of the performance or receipt of the Services ("Residuals") provided that none of such Residuals include any trade secrets of the other Party . 11. GENERAL. 1. Governing Law ; Jurisdiction : Venue . The MSA and SLA shall be governed by and construed in accordance with the internal laws of the state of Florida, without giving effect toany choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Florida . The Parties will make a good - faith effort to settle between themselves any claim, dispute, or controversy (each, a "Dispute") arising out of or in connection with the MSA and SLA . If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules . The place of arbitration shall be Miami, Florida . 2. Assignment . Thi s MSA and the SLA will each bind and inure to the benefit of each of its respective Parties and their permitted successors and assigns . Company and its Affiliates will not , in whole or in part, assign this MSA or the SLA (as the case may be), without the prior written consent of Republic, which shall not be unreasonably withheld or delayed . For the purposes of this Section 11 . 2 , a change of control of Company will be deemed to be an assignment, and if Company undergoes a change of control without the consent of Republic, such change of control will be deemed to be a material breach of this Section 11 . 2 . Republic may assign this MSAor the SLA (including assigning its rights and licenses and delegating its obligations) to any of its Entities . Except as expressly authorized under this Section 11 . 2 , any attempt to transfer or assign this MSA or the SLA will be null and vo id . 11.3. Notices. Except a s otherwise express l y set forth in this MSA or the SLA, any notice required under this MSA or the SLA will be in writing delivered to the applicable address or email below and will be deemed given : (i) upon receipt when delivered personally : (ii) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested) ; (iii) one - f day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service; or, one (1) day after it is sent by email. Any notice provided to Athena Bitcoin Global shall be deemed effectively provided to Company inclusive of all Parties included in the definition of "Company."

Republic: Chivo, Sociedad Anónima de Capital Variable Attn: Legal Representative Boulevard del Hip6dromo Local 8, #243, Century Tower Sergio Viera de Mello, San Salvador, El Salvador Email: legal@chivowallet.com	**Company:** Athena Bitcoin Inc. Attn: Chief Executive Officer 1 SE 3rd Ave, Suite 2740 Miami, FL 33131 Email: legal@athenabitcoin.com

11.4. Amendments. No supplement, modification, or amendment of this MSA or the SLA will be binding unless executed in writing by a duly authorized signatory of each Party. A valid amendment of this MSA will be deemed to automatically amend and will be binding upon Party that is a signatory to the SLA.

11.5. Waivers. No waiver will be implied from conduct or failure to enforce or exercise rights under this MSA or the SLA, nor will any waiver be effective, unless in writing signed by a duly authorized signatory on behalf of the Party claimed to have waived such rights.

11.6. No Publicity by Company. Company and its Affiliates will not engage in any promotions, publicity, marketing, or make any other public statement relating to the Services as used in connection with the Republic ATMs or its relationship with Republic or Users (including regarding the existence and terms of this MSA or the SLA), unless Company has obtained Republic's prior written consent, which shall not be unreasonably withheld. For the purposes of this Section 11.6, public statements include press releases, written or oral statements made to the media, blogs, trade organizations, publications, websites, or any other public audience. Notwithstanding anything to the contrary in this MSA, the SLA or otherwise, Republic and its Entities may publicly disclose information about the Services, including with reference to Company.

11.7. Insurance. During the MSA Tenn, Company shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than an amount deemed reasonably satisfactory by Republic which policy will include contractual liability coverage insuring the activities of Company under this MSA. Upon Republic's request, Company shall provide Republic with a certificate of insurance from Company's insurer evidencing the insurance coverage specified in this MSA. The certificate of insurance shall name Republic as an additional insured. Company shall provide Republic with sixty (60) days' advance written notice in the event of a cancellation or material change in Company's insurance policy.

11.8. Entire Agreement. This MSA (including all exhibits) is the complete and exclusive statement of the mutual understanding of the Parties, and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of this MSA. The SLA (including any exhibits), is the complete and exclusive statement of the mutual understanding of the Parties with respect to the Services provided thereunder, and supersedes and cancels all previous written and oral agreements and commurucations, relating to the subject matter of the SLA. 9. Contract Administration . Hereby Republic appoints Francisco Ernesto Costa Lopez, Chief Financial Officer, as Administrator of this MSA and the SLA ; or to whoever replaces hjm in the position in the event of resignation or dismissal . The contract administrator will : a) Monitor the execution of the contract and make claims to the Company in case of non - compliance ; b) Make reports of anydeficiency or anomaly in the development of the contract andsend it to the General Director of Chivo, c) Issue recommendations on whether or not is appropriate to modify the agreement ; and d) Evaluate the performance of the Company, preparing a signed and sealed report, within a maximum period of fifteen business days after the start of the service . The Contract Administrator signs this agreement solely in that capacity and should not be considered a party of this agreement . 10. Independent Contractors . The Parties are independent contractors . There is no relationship of partnership, joint venture, employment, franchise or agency created between the Parties . Company will be solely responsible and liable for any compensation due any of its employees, agents, or contractors and employment - related Taxes, insurance premiums or other employment benefits required to beprovided toits employees, agents, or subcontractors under Applicable Law . Company and its employees, agents or subcontractors will not be eligible for any benefits from Republic (including vacation or illness payments, stock awards, bonus plans, health insurance or retirement benefits) nonnally provided by Republic to its employees . 11. Remedies . Unless expressly set forth otherwise in this MSAor the SLA, any and all remedies expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred by this MSA or the SLA or by law on that Party, and the exercise of any one remedy does not preclude the exercise of any other available remedy . 12. Counterparts . This MSAand the SLAmay be executed in one or more counterparts, each of whlch will be considered an original, but all of which to get h er will constitute one agreement . Severability . Any provision of this MSA or the SLA that is invalid, prohlbited, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction . 13. Third - Party Rights . Except as expres s ly set forth in this MSA or the SLA, any party that is not a Party to this MSA will not have any rights as a third - party beneficiary to enforce any tern 1 of this MSA . 14. Construction . Captions are for corlvenience only and do not constitute a limitati on of the tenns hereof . The singular includes the plural, and the plural includes the singular . References to "herein," '' hereund e r , " "hereinabove , " or like words will refer to this MSA or the SLA as a whole and not to any particular section, subsection , or clause contained in this MSA or the SLA . The tern 1 s "include" and "including" are not limiting . Reference to any agreement or document includes any pennitted modifications, supplements, amendment s and replacements thereto . References to "day" refer toa calendar day, unless otherwise expressly stated . I I . 15 . Authorized Representative . Authorized Representative represents and wananrs that be is an authorized representative of each of Athena Bitcoin Holdings E l Salvador SA DE CV, Athena Bitcoin , Inc . , Athena Bitcoin Global and has the full authorization and authority to execute this

Agreement. Authorized Representative represents and wan·ants that he has had the opportunity to consult legal counsel prior to executing this Agreement. [SIGNATURE PAGE FOLLOWS}

By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this MSA.

Chivo, Sociedad An6nima de Capital Variable

By: ______________________

Name: Raymond Villalta
Title: Legal Representative

Chivo's Contract Administrator

By: ______________________

Name: Francisco Ernesto Costa López
Title: CFO of Chivo, Sociedad Anónima de Capital Variable

Athena Bitcoin Global

By: ______________________

Name: Matias A. Goldenhorn
Title: CEO

Athena Bitcoin, Inc.

By: ______________________

Name: Matias A. Goldenhorn
Title: CEO

Athena Holdings El Salvador Sociedad Anónima de Capital Variable

By: ______________________

Name: Carlos Miguel Rivas Carrillo
Title: Legal Representative

EXHIBIT A
DEFINITIONS

"Affiliate" means, with respect to a specified Entity, any other Entity that directly or indirectly controls, is controlled by, or is under common control with such specified Entity. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an Entity, whether through ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for representation on its board of directors, or body performing similar functions, by contract or otherwise.

"Applicable Law" means, with respect to a specified Entity, each of the following, whether existing now or in the future, including any updates thereto, that are applicable to such Entity: (i) the rules, requirements, or operational and technical standards of any relevant self-regulatory organization having jurisdiction or oversight over the Services, including the PCI DSS; and (ii) all laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders, or determinations of, or mandatory written direction from or agreements with, any Governmental Authority, including trade control laws, export laws, sanctions regulations, statutes, or regulations, relating to stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anti-corruption, trade compliance, anti-money laundering, terrorist financing, "know your customer," privacy, or data security.

"Bitcoin Chivo Wallet" means that certain bitcoin wallet, including the application that Republic will make available for Android, iOS, and other operating systems, offered, now or in the future, to Users.

"Bitcoin Digital Platform" means the digital platform based on blockchain technology, including all features, services and products that Republic or its Entities make available to the citizens of El Salvador through hardware, software, APis, websites or other interfaces of any type, whether presently existing or later developed, that are developed or marketed, in whole or in part, by or for any of them, or that relate to the Bitcoin Chivo Wallet.

"Company" has the meaning set forth in <u>Section 1.2</u> of this MSA.

"Company Data" means any data that Company provides, makes available, or uses in connection with the Services.

"Company Entities" means Company or its Affiliates that have signed the SLA.

"Company Technology" means Technology that Company provides, makes available, or uses in connection with the Services.

"Confidential Information" has the meaning set forth in <u>Section 10</u> of this MSA.

"Data" means Company Data, Republic Data, Personal Data and, with respect to the SLA, any other data expressly included as "Data" in the SLA.

"Data Breach" means (i) any unauthorized access to or use of Republic Data or Personal Data resulting from Company's or a Service Provider's breach of the data security obligations set forth in this MSA or the SLA (as the case may be), including those in <u>Section 4</u> of this MSA, or (ii) Company's or a Service Provider's misuse of or unauthorized access to Republic Data or Personal Data *(e.g.,* as a result of a breach of any data use obligations or restrictions).

"Data Security Program" means Exhibit B of this MSA.

"Disclosing Party" has the meaning set forth in Section 10.1 of this MSA.

"Entity" means an individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, estate, association, Governmental Authority, or other entity or organization, whether or not a legal entity.

"Feedback" has the meaning set forth in Section 10.4 of this MSA.

"Foreground IP" means the Bitcoin Chivo Wallet and the website developed by the Company for accessing the Bitcoin Chivo Wallet.

"Governmental Authority" means any duly authorized federal, national, supranational, inter-governmental, state, provincial, local, or other government, governmental, regulatory, or administrative authority, self-regulatory authority, governmental agency, bureau, office or commission, or any court, tribunal, or judicial or arbitral body, of competent jurisdiction.

"Intellectual Property Rights" means any and all right, title, and interest in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, inventions, techniques, processes, devices, discoveries or improvements, trade names, rights in trade dress and packaging, moral rights, and similar rights of any type, including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory, or judicial authority.

"Losses" has the meaning set forth in Section 9.1 of this MSA.

"MSA Term" has the meaning set forth in Section 6.1 of this MSA.

"Party" or **"Parties"** have the meaning set forth in Section 1.2 of this MSA.

"Personal Data" means any information from, about, or that can be associated with any household, individual consumer, or any other legal person (human or non-human), including any Users, employees, and contingent workers, or that otherwise is regarded as personal data or personal information under Applicable Law, including any financial data, transaction data or other data or information related to the usage of the Republic ATMs collected by or on behalf of Company from Users of any Services.

"Phase-Out Period" has the meaning set forth in Section 6.8 of this MSA.

"Receiving Party" has the meaning set forth in Section IO.I of this MSA.

"Representative" means, with respect to a specified Entity, any of its directors, officers, employees, agents, consultants, contractors, subcontractors, service providers, advisors, accountants, attorneys, or other representatives. For clarity, Company's Representatives includes its Service Providers.

"Republic" has the meaning set forth in Section 1.2 of this MSA.

"Republic Claims" has the meaning set forth in Section 9.1 of this MSA.

"Republic Data" means (i) all data collected by, stored in, used by, or circulated in or through the Bitcoin Digital Platform, (ii) all data relating to Republic's and Users' use of the Services, and (iii) any other data as specified as Republic in the SLA.

"Republic Entity" means Republic or its Affiliates that have signed the SLA.

"Republic Indemnified Parties" has the meaning set forth in Section 9.1 of this MSA.

"Republic Technology" means Technology that Republic provides to Company in connection with the Services. For clarity, Republic Technology does not include Republic Data.

"Residuals" has the meaning set forth in Section 10.4 of this MSA.

"Service Fees" has the meaning set forth in Section 5.1 of this MSA.

"Service Provider" means, any Entity, other than a Company employee, who performs any of Company's obligations under the SLA or who provides, directly or indirectly, any product or service to, on behalf of, or for the benefit of Company (including all other third parties downstream of any such Entity who are performing obligations or providing products or services in connection with the SLA).

"Services" has the meaning set forth in Section 1.1 this MSA.

"SLA" has the meaning set forth in Section 1.1 of this MSA.

"SLA Term" has the meaning set forth in Section 6.1 of this MSA.

"Taxes" has the meaning set forth in Section 5.3 of this MSA.

"Technology" means application programming interfaces, software development kits, software (including object and source code), applications, technical integrations, payment processing platforms, blockchain technology and any derivative technology thereof or technology necessary to use or access blockchain technology, equipment, information technology infrastructure, systems, other technology, and any updates or modifications to, and documentation *(e.g.,* instructional materials) related to, any of the foregoing.

"Usage Information" means any data that is based on, generated or created from, or information about, the use of the Services by Republic or its Affiliates or Users *(e.g.,* the number of transactions or the amounts of transactions).

"Users" means any user who has taken an action to use *(e.g.,* initiated the signup process), or who is using, any Services made available pursuant to the SLA for the Republic ATMs.

EXIDBITB DATA SECURITY PROGRAM Company will maintain a comprehensive written information security program that includes technical, physical, and administrative/organizational safeguards designed to (i) ensure the security and confidentiality of Republic Data and Personal Data, (ii) protect against any anticipated threats or hazards to the security and integrity of Republic Data and of Personal Data, (iii) protect against any actual or suspected unauthorized processing, loss, or acquisition of any Republic Data and any Personal Data, and (iv) ensure the proper disposal of Republic Data and Personal Data . Company will ensure that such program satisfies all of the requirements set forth in this Exhibit Band that Company complies with all such requirements, as well as any other written information security policies, procedures, and guidelines that are applicable to the Services . As used in this Exhibit B, the terms "systems", "information systems", and the like, include all information technology systems and all other Technology . Capitalized terms used but not defined in this Exhibit B will have the meanings set forth in the MSA . 1. Network Segmentation . Company's systems that host Republic Data or Personal Data will be segmented from the Internet by actively managed network access controls that will restrict traffic to the minimum required for proper operation of those systems . Company's systems will also segment the Republic Data and Personal Data from other data, either via separate systems or logical segmentation . 2. Data Storage . Company will store all Republic Data and Personal Data in a manner that enables Company to comply with its obligations under the SLA, including its obligations that require it to be able to identify Republic Data or Personal Data such as those regarding Data Breach Incident notifications and data destruction . 3. Personnel Screening . Company must limit access to Republic Data and Personal Data by Company's employees and Service Providers based on their respective job function and ona need to - know basis . Company will cause all of Company's employees with access to Republic Data and Personal Data to undergo, at a minimum, background screening for criminal history and, in the case of financial related support services, financial risk, unless otherwise restricted by Applicable Law . A Company employee's or a Service Provider's access to Republic's or its Affiliates' respective systems must be revoked at the time that such employee or Service Provider no longer needs access to such systems to facilitate Company's provision of the Services . 4. User Authentication . Company will use multiple factor authentication protocols / methods to access Republic Data or Personal Data . All passwords used by Company in connection with Republic Data and Personal Data must meet or exceed Republic's length, complexity, and age requirements . Company will not use, and will prohibit the use of, shared credentials, with respect to accessing Republic's or its Affiliates' respective systems, or Republic Data or Personal Data residing on other systems . 5. Logging and Monitoring . Company must ensure that it has a process to monitor its systems and networks . This must include monitoring of the environment for external threat actors and internal abuse by Representatives . The process must include steps to follow - up on suspicious activity and investigate potential security breaches . With respect to the SLA, during the SLA Term and for ninety (90) days thereafter, Company must ensure that relevant log data is available for analysis by Republic should the need for such infonnation arise as part of Republic's own incident response process .

6. Vulnerability Management and Application Security . Company will (i) operate systems to discover vulnerabilities on systems that protect Republic Data and Personal Data or connectivity and will remediate these vulnerabilities within a reasonable timeframe no t to exceed ninety (90) days from discovery, and (ii) conduct regular security assessments of any code tha t Company owns or controls, and will remediate any vulnerabilities found during these assessments within a reasonable timeframe not to exceed ninety (90) days from discovery . 7. Encryption . 1. Encryption in Tran sit . Company w 1 il ensure th at all access to Republic Data and Personal Da ta i s protected by Transport La yer Security, IPS ec, or equivalent protocols . Company will only use encryption algorithms and protocols that comply with industry best practice s and that ar e approved in the then - current versio n of the National Inst itute of Standards and Technology Special Publication 80052 . An alternative algorithm or protocol may only be used upon Republic's prior written consent . 7 . 2 Encryption at Re s t . All Republic Data and Personal Data at re s t in p ersiste nt storage (s uch as s pinning disk , SSD, and fl ash drive or other removable media) mus t be encrypted . The granularity of encryption w ill be commensurate with the u se case and risks of this data (for example, on a single u ser system, whole - disk encryption will meet t he requirement , but on a multi - tenant system with registered data, field - level encryption i s required) . 8. PCI Compliance . If Company stores, accesses, or processes any Pay men t Card information in connection with the Services, Company represents and warrants that it will, and each of the Service Providers will,(i) at all times comply with and will have a program to assure its continued compliance with the Payment Card Indu stry Data Secur i ty Standards (" PCI DSS") published by th e PCI Security Standards Co uncil, as the PCI DSS may be amended, supp l emented, or replaced from time to time ; (ii) report in writing to Republic, at lea st annu a lly, proof of suc h compliance with th e PCI DSS , as det e nnined by a Qualified Security Assessor ( QSA) ; and (iii) promptl y report in writing to Republic upon becoming aware of Company's or a Service Provider's non compliance or likely non - compliance with PCI DSS for any reason . 9. Cooperation with Republic Security Investigations . Company agrees to fully cooperate with R e public in se curity investigations , except to the extent prohibited by Applicable Law . Company will provide any and all logs surroun ding the syste ms that are under investigation using the following requirement s : • Logging of the systems and network shou ld include details about th e acce ss and actions of th e users , errors, events, etc . across all its infonnation sys tem s . • T 11 ese lo gs mu st be protected and not r emoved or modified by unauthorized Enti ti es . • Ninety (90) days ofrel ev ant log data must be readily available - with historic data securely warehoused se parately - for analysis b y R epub lic should the need for s uch informatio n arise . • All systems adminislrnlor log s and u ser log s shou ld be registered, regardles s of the privileges any sys tem administrator o r user has . • Al l sys t ems s hou ld be configured with the same time and date ; Network Time Protocol (NTP) for c lock s ynchronization is r e quired . Exc ept w h en prohibited by Applicab l e La w, upo n Company h av in g knowledge that a Compa n y emp loyee or other Repr ese ntative of Company ha s violated any of th e data use or data sec urity obligations or restrictions in the SLA or has caused Company to violat e an y agreement b e twe en Company and Republic, Co mpany will provide Republic infonnation regarding s u ch violation .

10. Security Reports and Assessments . 1. Security Report . Within one hundred eighty (180) days of the eff e c tive date of the SLA ; and within ten (10) da ys of each anniversary thereof (or as may otherwise b e reasonably requested by Rep u blic) , Company will deliver to Republic a repor t prepared ( no more than one (1) year prior to such dat e) by an audit finn and such repo r t must desc ri be Company's systems and security controls impleme nt ed and used at the locations involved in Company's provision of the Services governed by the SLA (such report , the "Security Report") . The third - party auditor must be a widely - used and reputable auditor in the financial services industry in the applicable jurisdiction and with respect to the United States must be a national major auditing firm . The Security Report must be a SOC 2 Type II report that has been prepared in accordance with the American Institute of Certified Public Accountants' Trust Service Principles / Criteria (including security, availability, processing integrity, confidentiality, and privacy ) . Where a SOC 2 Type TI report cannot be procured or where it is not a common report in the applicable jurisdiction , Company may provide a mutualJy agreed upon widely accepted equivalent (e . g . , a SOC 2 Type I report during an initial period) . Company will use its best commercially reasonable efforts to cause each Service Provider to also provide Republic a Security Report in accordance with the foregoing requirements . 1. Security Assessment . If Company or a Service Provider fails tocomply with the Security Report obligations set forth above in Section 10 . 1 (Security Report), then, at any time, Republic will have a right to perform a security assessment (asset forth in this Section 10 . 2 ) on Company or such Service Provider . During anyperiod of time in which Republic has the right to perfonn a security assessment on Company or a Service Provider , upon five (5) days' advanced written notice (except in emergency s ituations, where as much notice as reasonably practicable will be given), Company will pennit , or will cause the Service Provider to permit, Republic or its designated Representative to review and access Company's or the Service Provider's (as applicable) books, records, third - party audit and examination reports, systems, facilities, controls, processes, procedures, and information regarding : (i) the use, processing , storage, treatment, and security of data, including Republic Data and Personal Data ; (ii) the management of employees and Service Providers, including with respect to the foregoing obligations in Section 3 (Personnel Screening) ; and (iii) in the event of a Data Breach Incident (as defined in Section 12 (Data Breach ) below) , to locate the source and scope of the breach and provide Republic withany material infonnation related to Republic , its Affiliates , Users, Republic Data, or Personal Data, with respect to such Data Breach Incident (any such review and access, a "Security Assessment" ) . Any such Security Assessment will be conducted during normal business hours and in a manner designed to cause minimal disruption to Company's or the Service Provider's (as applicable) ordinary busines s activities . For purposes of this provision , an emergency situation will include any situation posing imminent risk of harm or damage (as determined by Republic) to Republic' s or its Affiliates' respective systems or data , including the systems underlying Republic ATMs, Republic Data , or Personal Data , or any situation that could expose Republic or its Affiliates to legal, financial, or business liability , or cause Republic or its Affiliates to violate any Applicable Law . 3 . 1 Correction of Non - Compliance . If a S ec ur i ty Assessment or Security Report reveals any non - compliance by Company or a Service Provider of its obligations under or in connection with the SLA, Company wilJ promptly remedy , or cause the Service Provider to promptly remedy, such non - compliance at its sole expense, and Republic or its designated Representative may perform, upon Republic's noti c e to Compan y, at any time, subsequent Security Assessments to verify the sufficiency of such remedial efforts and ongoing compliance with such obligations . Company will be responsible for , and promptly reimburse R e public for, the cost of any Security Assessment that reveals non - compliance by Company or any Service Pro v ide r . 42

11. **Incident Response.** Company must ensure an incident response ("IR") program is in place following industry best practices. The process should include steps to follow-up on suspicious activity and investigate potential or actual security breaches in line with the following:

- Detection. An initial assessment and triage of any suspicious activity or other suspected incident must be conducted within twelve (12) hours of detection. An initial incident report - quantifying and categorizing the incident - must be drafted for information technology personnel or information security officers and shared with Republic no more than seventy two (72) hours after detection for analysis.
- Analysis (active IR required). A complete assessment and triage of the incident, including containment, eradication, evidence preservation, and initial recovery must be conducted.
- Recovery (no active IR required). The final collection of evidence, analysis and forensic investigation, including remediation and full recovery, must be conducted. A full incident report must be shared with Republic within twenty-four (24) hours of the termination of this phase.
- Post-incident (actions). Once the incident is adequately handled, the IR team must issue a 'post mortem' report detailing the cause and cost of the incident and the steps the organization should take to prevent future incidents.

12. **Data Breach.** If Company becomes aware of any unauthorized access to or misuse of Republic Data or Personal Data or Company's or a Service Provider's Technology that stores or has access to Republic Data or Personal Data (a "Data Breach Incident"), Company will: (i) immediately notify Republic of such Data Breach Incident (which, in any case, may not occur more than seventy two (72) hours after becoming aware that such Data Breach Incident may have occurred), and (ii) will work with Republic's security staff to contain, mitigate, and resolve the Data Breach Incident in accordance with the IR protocols set forth in this Exhibit. Such notice will describe when and where the Data Breach Incident occurred, the effect on Republic, its Affiliates, the Users, Republic Data, and Personal Data, and Company's planned corrective action in response to the Data Breach Incident.

13. **Destruction of Data.** With respect to the SLA, Company will destroy Republic Data and Personal Data within its possession or control upon the later of the time that (i) that such Republic Data or Personal Data (as applicable) is no longer required for Company to perform its obligations under the SLA (including any obligations that survive expiration or termination of the SLA), or (ii) Company no longer needs to retain such Republic Data or Personal Data (as applicable) to comply with Applicable Law. For clarity, in the case of (i) or (ii), Company will only retain the minimum amount of Republic Data or Personal Data (as applicable) required for Company to perform its obligations or comply with Applicable Law (as applicable) and for only so long as required. Company will, (a) destroy such data, and any derivative works thereof, within a reasonable period not to exceed ninety (90) days from such time set forth in the foregoing (i) or (ii), (b) use industry best practices to ensure that the data cannot be recovered, and (c) certify in writing to Republic that it has met the foregoing obligations. Upon Republic's request, Company will destroy all Republic Data or Personal Data specified by Republic, including as required for Republic to comply with Applicable Law *(e.g.,* Republic's requirement under Applicable Law to delete Personal Data in response to a User's request). Company will cause the Service Providers to comply with the foregoing data deletion requirements with respect to any Republic Data or Personal Data within their possession or control.

14. **Service Providers.** Company will use reasonable best efforts to cause all Service Providers to comply with (i) all data use, disclosure, and retention rights and restrictions, and data security obligations, that apply to Company under the SLA, and (ii) comply with the obligations set forth in this Exhibit Bas if each such Service Provid e r was Company hereunder, including with respect to, each s uch Service P rovider' s personnel , systems, and networks, and the Republic Data and Personal Data it possesses, controls, or can otherwise access in connection with the SLA .

EXHIBITC FORM OF SERVICE LEVEL AGREEMENT Attached